Exhibit 2.6

SECOND AMENDMENT TO STOCK PURCHASE AND SALE AGREEMENT

This SECOND AMENDMENT TO STOCK PURCHASE AND SALE AGREEMENT (this “Second Amendment”) is made effective as of December 15, 2015, by and between MARRIOTT INTERNATIONAL HOTELS, INC., a Maryland corporation (“Seller”) and ASHFORD THOMAS LLC, a Delaware limited liability company (“Purchaser”).

RECITALS:

A.                                    Seller and Purchaser are parties to that certain Stock Purchase and Sale Agreement dated October 2, 2015, as amended by that certain First Amendment to Stock Purchase and Sale Agreement dated November 16, 2015 (as amended, the “Agreement”).

B.                                    Seller and Purchaser desire to amend the Agreement as set forth in this Second Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, and the Agreement is hereby amended, as follows:

1.                                      Recitals; Defined Terms.  The Recitals of this Second Amendment form an integral part hereof.  All capitalized terms set forth in this Second Amendment and not otherwise defined herein shall have the same meaning given to said terms as originally defined in the Agreement.

2.                                      Replacement of Exhibit G.  Pursuant to Section 8.1.7 of the Agreement, Exhibit G of the Agreement is hereby deleted and replaced in its entirety with Exhibit G attached hereto.

3.                                      Accounts Receivable.

a.                                      Section 9.1.10 of the Agreement is hereby deleted in its entirety and replaced with the following:

“9.1.10   City Ledger Receivables.  Notwithstanding anything in this Agreement to the contrary, Seller shall receive a credit at Closing for all city ledger receivables (i.e., amounts, including room charges and charges for food and beverages, accrued to the accounts of guests who have vacated the Hotel before the Apportionment Time), and Purchaser shall receive a credit in the Post-Closing Credit True-Up for any such credited city ledger receivables that have not been collected by Purchaser on or before the ninetieth (90th) day after Closing.”

b.                               The second and third sentences of Section 9.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Except for allocations (a) made pursuant to Section 9.1.2 hereof, and (b) with respect to Accounts Receivable (other than the guest ledger receivables and city ledger receivables) trade payables, on or before the ninetieth (90th)  day after the Closing Date, Seller and Purchaser shall cause Manager to prepare and deliver to Seller and Purchaser a final statement showing the final amounts of credits due Seller or Purchaser as of the Apportionment Time (the “Post-Closing Credit True-Up”).  The Post-Closing Credit True-Up for allocations (i) made pursuant to Section 9.1.2 hereof, and (ii) with respect to and Accounts Receivable (other than the guest ledger receivables and city ledger receivables) trade payables, shall be made on or before the thirtieth (30th) day following receipt of the final bills or payments therefor.”

4.                                      Collateral Assignment of Indemnities.  Notwithstanding anything in the Agreement to the contrary, Seller hereby agrees that if ACREFI HOLDINGS J-I, LLC, a Delaware limited liability company (“Lender”), or any of its successors or assigns acquires Purchaser’s interest in the Property by foreclosure or a deed in lieu of foreclosure (collectively, a “Foreclosure”), then Lender or its successors or assigns shall succeed to the rights of Purchaser under the Agreement with respect to, and be entitled to enforce, the indemnities set forth in Section 11.2(a) and Section 11.2(c) of the Agreement (the “Indemnities”).  Seller agrees that, upon receipt of notice from Lender, or its successors or assigns, that a Foreclosure has occurred, it will perform all of its obligations, covenants, and agreements with respect to the Indemnities for the benefit of Lender and its successors and assigns.

5.                                      Lady Lynsey.  The last sentence of Section 4.16 of the Agreement is hereby deleted in its entirety and replaced with the following:

“As of the Closing Date, the Company will own title to the Lady Lynsey free and clear of any and all Liens except for Permitted Encumbrances.”

6.                                      No Other Amendments.  The parties acknowledge and agree that except as amended by this Second Amendment, the Agreement remains in full force and effect.  To the extent that there is any inconsistency between the terms of this Second Amendment and the Agreement, the terms of this Second Amendment shall prevail.

7.                                      Counterpart Signatures.  This Second Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The execution of this Second Amendment may be effected by PDF signatures, all of which shall be treated as originals.

8.                                      Governing Law.  This Second Amendment shall be interpreted, construed, applied and enforced in accordance with laws of the United States Virgin Islands without regard to the principles of conflicts of law thereof.

[SIGNATURES APPEAR ON FOLLOWING PAGE]
IN WITNESS WHEREOF, this Second Amendment to Stock Purchase and Sale Agreement is executed and effective the date above first written.

SELLER:

MARRIOTT INTERNATIONAL HOTELS, INC.,
a Maryland corporation

By:	/s/ Sarah Hays
Name:	Sarah Hays
Title:	Authorized Signatory

Ritz-Carlton, St. Thomas — Second Amendment to Stock Purchase and Sale Agreement

PURCHASER:

ASHFORD THOMAS LLC,
a Delaware limited liability company

By:	/s/ David A. Brooks
Name:	David A. Brooks
Title:	President

Ritz-Carlton, St. Thomas — Second Amendment to Stock Purchase and Sale Agreement
JOINDER

The undersigned hereby reaffirms its obligations set forth in that certain Joinder attached to the Agreement, as amended by the First Amendment and the Second Amendment, and as the same may be further amended by Seller and Purchaser.

In Witness Whereof, the undersigned has executed this Joinder as of December 15, 2015.

MARRIOTT INTERNATIONAL, INC.,
a Delaware corporation

By:	/s/ Sarah Hays
Name:	Sarah Hays
Title:	Authorized Signatory

Ritz-Carlton, St. Thomas — Second Amendment to Stock Purchase and Sale Agreement